Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Post-Effective Amendment No. 21 to Registration Statement No. 333-220046 on Form S-11 of our report dated:

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March 23, 2017 related to the statement of revenues and certain operating expenses of Rookwood Commons and Rookwood Pavilion, two contiguous shopping centers located in Cincinnati, Ohio, for the year ended December 31, 2016, appearing in the Current Report on Form 8-K/A filed with the SEC on March 23, 2017

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December 18, 2018 related to the statement of revenues and certain operating expenses of Fresh Park Venlo, a specialized logistics park located in Venlo, the Netherlands, for the year ended December 31, 2017, appearing in the Current Report on Form 8-K/A filed with the SEC on December 18, 2018

(which report on the statement of revenues and certain operating expenses expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statement), and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Saville Dodgen & Company, PLLC

Dallas, Texas
April 12, 2019